EXHIBIT 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
MEDIA CONTACT
Diane Pelkey
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR® APPOINTS ANTHONY DEERING TO THE BOARD OF DIRECTORS

Baltimore, MD (August 7, 2008) – Under Armour, Inc. (NYSE: UA) today announced that Anthony “Tony” Deering, former Chairman of the Board and Chief Executive Officer of The Rouse Company, has joined the Company’s board of directors. Mr. Deering is currently Chairman of Exeter Capital, LLC, a private investment firm, and serves on the board of directors of Vornado Realty Trust and is a member of its audit committee. He also serves on board of the T. Rowe Price Mutual Funds and is a member of the Deutsche Bank Americas Regional Client Advisory Board.

“As a growth company, Under Armour can benefit greatly from Tony’s insight and experience,” said Kevin Plank, Under Armour’s CEO and Chairman. “He has been an outstanding business leader who led The Rouse Company to become one of the country’s largest commercial real estate developers. His business and leadership expertise will help us as we develop and execute on our business plans and growth strategy.”

“Under Armour is one of the most exciting names in the market today with tremendous potential to become a true iconic brand,” said Tony Deering, Chairman of Exeter Capital, LLC. “I am honored to join the team and look forward to working closely with Kevin and the board during the next chapter in Under Armour’s growth story.”

Mr. Deering has served as Chairman of Exeter Capital, LLC, a private investment firm, since 2004. From 1997 to 2004, he served as Chairman of the Board and Chief Executive Officer of The Rouse Company, a large publicly traded real estate company, until it merged with General Growth Properties. Mr. Deering rose within the ranks of The Rouse Company after joining the company in 1972.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.